Exhibit 99.1

Contact:

VANCE C. JOHNSTON

Executive Vice President and CFO

SP Plus Corporation

(312) 521-8409

vjohnston@spplus.com

FOR IMMEDIATE RELEASE

SP Plus Corporation Announces Date for

2015 Annual Meeting

Chicago, IL — February 5, 2015 — SP Plus Corporation (NASDAQ: SP) today announced that its 2015 annual stockholders meeting will be held on April 21, 2015 at 2:30 p.m., local time, at the Radisson Blu Aqua Hotel, 221 N. Columbus Drive, Chicago, Illinois. It also set has set the close of business on March 2, 2015 as the record date for the annual stockholders meeting.

SP Plus Corporation provides professional parking, ground transportation, facility maintenance, security and event logistics services to property owners and managers in all markets of the real estate industry. The Company has more than 23,000 employees. Its SP+ Parking, Standard Parking and Central Parking brands operate more than 4,200 parking facilities with over 2.1 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving more than 75 airports. The Company’s USA Parking System subsidiary is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor. The Company’s ground transportation division transports over 41 million passengers each year; its facility maintenance division operates in dozens of U.S. cities; and its security subsidiary provides licensed security services in six states. The Company also provides a wide range of event logistics services. For more information, visit http://spplus.com.

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